EXHIBIT 99.1

NEWS RELEASE for August 2, 2012 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM REPORTS 2012 SECOND QUARTER, SIX-MONTH RESULTS;

RECORD REVENUES FOR BOTH PERIODS

NORTHVILLE, MI (August 2, 2012) . . . Amerigon Incorporated, doing business as Gentherm (NASDAQ-GS:THRM), the global market leader and a developer of innovative thermal management technologies, today announced its financial results for the second quarter and six months ended June 30, 2012.

On May 16, 2011, Gentherm closed the previously announced acquisition of a majority interest in W.E.T. Automotive Systems AG, a publicly-traded German automotive thermal control and electronic components company. As a result, the 2011 second quarter and six-month period include operating results of W.E.T. beginning May 16, 2011.

President and CEO Daniel R. Coker said, “We are pleased with the solid performance turned in by the entire company during the second quarter. Our financial results were in line with our expectations despite the weakening of the Euro during the period, and the quarter marked an important milestone in our history as we changed our name and trading symbol to reflect the ‘new company’s’ extensive global presence and broad range of thermal technologies.”

Coker noted that the Company expects to see improvement in the last six months of the year, which for the auto industry is typically the stronger half. He also said the Company is expecting an increase in sales activity, new vehicle platforms and new projects launching throughout the rest of this year.

“The combining of the Gentherm and W.E.T. teams continues to move forward as planned through our cooperation agreements,” added Coker. “We are working well together and look forward to bringing new products to market and to increasing our penetration in the global automotive industry.”

Second Quarter Financial Highlights

Revenues for the 2012 second quarter increased to $136.2 million from $77.1 million in the prior year period. The increase in revenues primarily reflects a full three months of W.E.T. revenues in this year’s second quarter compared with just one and a half months of W.E.T. revenues in the prior year period. W.E.T. revenues include the positive effects of the first historical Gentherm vehicle program being produced in a W.E.T. facility, which totaled $7.1 million for the 2012 second quarter. This year’s second quarter revenues were approximately 14 percent higher than the pro-forma combined results of both Gentherm and W.E.T. Had Gentherm acquired W.E.T. on January 1, 2011, pro-forma combined revenues during the 2011 second quarter would have been $119.1 million. Adding back the transferred program’s revenues, historical Gentherm product revenues would have increased $8.3 million, or 26 percent, reflecting new vehicle program launches since the end of the 2011 second quarter and expansion of certain programs into new geographic regions by customers on existing vehicles. New program launches for the Climate Control Seat™ system (CCS™) include the Ford Flex, Nissan Pathfinder, Infiniti JX, Hyundai i40 and Kia K9 Cadenza. New program launches for the heated and cooled cup holder include the Chrysler 300. Certain existing vehicle programs had higher revenue during the period as a result of Gentherm’s customer expanding the availability of the product to additional geographic regions. These vehicles include the Kia Optima which is now also offered in the China and North American markets and the Hyundai Sonata which is now also offered in the China market.

Partially offsetting higher product revenues during the 2012 second quarter is a decline related to the weakening of the Euro against the U.S. dollar which negatively impacted the Company’s Euro denominated revenues. The Euro denominated product revenue for the 2012 second quarter was €30.6 million and the average U.S. Dollar/Euro exchange rate for the quarter was 1.2835. If the average exchange rate for the quarter had been equal to the average U.S. Dollar/Euro rate for the second quarter of 2011 which was 1.4385, Gentherm would have reported incrementally higher revenue of approximately $4.7 million.

This year’s second quarter net income attributable to common shareholders was $3.7 million, or $0.13 per basic and $0.12 per diluted share. Non-cash purchase accounting impacts related to the W.E.T. acquisition totaled $1.9 million, or $0.07 per basic and $0.06 per diluted share. In addition, the 2012 second quarter results include convertible preferred stock dividends of $1.8 million, which reduced net income attributable to common shareholders by $0.06 per basic and diluted share. Adjusting for these factors, Gentherm would have reported net income attributable to common shareholders of $0.25 per basic and diluted share.

Net loss attributable to common shareholders for the second quarter of 2011 was $1.6 million, or $0.07 loss per share, which included acquisition-related fees and expenses totaling $1.4 million and debt retirement costs of $967,000. In addition, non-cash purchase accounting impacts totaling $4.3 million and convertible preferred stock dividends of $2.9 million were recorded during last year’s second quarter. Excluding these charges, Gentherm would have earned $5.4 million, or $0.24 per basic and $0.23 per diluted share, in the 2011 second quarter. The fees and expenses associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for the second quarter of 2012 was 25 percent, equal to the second quarter of 2011. Margins for both Gentherm and W.E.T. improved compared with the prior year’s second quarter, and this was offset by the higher mix of W.E.T. sales for a full quarter compared with the partial quarter in 2011.

Adjusted EBITDA for the second quarter of 2012 was $17.8 million compared with Adjusted EBITDA of $14.8 million for the prior year period, and was $2.0 million higher than Adjusted EBITDA during this year’s first quarter of $15.8 million.

Historical Gentherm financial results and Adjusted EBITDA for the second quarter of 2012 (which are non-GAAP measures) are provided to help shareholders understand Gentherm’s results of operations due to the acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

The Company’s balance sheet as of June 30, 2012, had total cash and cash equivalents of $77.3 million, total assets of $443.8 million and shareholders’ equity of $202.4 million. Total debt was $60.4 million, and the book value of the unredeemed Series C Convertible Preferred Stock was $36.6 million as of June 30, 2012.

Year-to-Date Summary

For the first six months of 2012, revenues increased to $265.7 million from $112.9 million in the prior year period. The increase in revenues primarily reflects a full six months of W.E.T. revenues in the first half of 2012 compared with four and a half months of W.E.T. revenues in the first half of 2011. W.E.T. revenues include the positive effects of the first historical Gentherm vehicle program to be produced in a W.E.T. facility which totaled $14.1 million for the first half of 2012. Revenues for the first half of 2012 were approximately eight percent higher than the pro-forma combined results of both Gentherm and W.E.T. Had Gentherm acquired W.E.T. on January 1, 2011, pro-forma combined revenues during the first half of 2011 would have been $245.5 million.

Partially offsetting higher product revenues during the first half of 2012 is a decline related to the weakening of the Euro against the U.S. dollar which negatively impacted the Company’s Euro denominated revenues. The Euro denominated product revenue for the first half of 2012 was €63.6 million and the average U.S. Dollar/Euro exchange rate for the first half was 1.2978. If the average exchange rate for the first half of 2012 had been equal to the average U.S. Dollar/Euro rate for the first half of 2011 which was 1.4028, Gentherm would have reported incrementally higher revenue of approximately $6.7 million.

Net income attributable to common shareholders for the first half of 2012 was $6.4 million, or $0.24 per basic and $0.23 per diluted share. Non-cash purchase accounting impacts related to the W.E.T. acquisition totaled $3.9 million, or $0.14 per basic and diluted share. In addition, the 2012 first half results include convertible preferred stock dividends of $4.0 million, which reduced net income attributable to common shareholders by $0.15 per basic and $0.14 per diluted share. Adjusting for these factors, Gentherm would have reported net income attributable to common shareholders of $0.53 per basic and $0.52 per diluted share.

Net loss attributable to common shareholders for the first half of 2011 was $2.2 million, or $0.10 loss per share, which included acquisition-related one-time fees and expenses totaling $6.1 million, non-cash purchase accounting impacts totaling $4.3 million and convertible preferred stock dividends of $2.9 million. Excluding these charges, Gentherm would have earned $8.5 million, or $0.38 per basic and $0.37 per diluted share, in the first half of 2011. The fees and expenses associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for the first six months of 2012 was 25 percent compared with 26 percent in the year-earlier period.

Adjusted EBITDA for the first six months of 2012 was $33.7 million compared with Adjusted EBITDA of $20.0 million for the prior year period.

Interest Expense and Revaluation of Derivatives

Interest expense for the second quarter and first half of this year was $1.0 million and $2.2 million, respectively, compared with $1.2 million for both prior year periods. Approximately $2.1 million in interest expense during the first half was related to the debt of W.E.T., and the balance resulted from financing used to fund a portion of the W.E.T. acquisition.

For this year’s second quarter and first six months, the Company recorded losses related to the revaluation of derivative financial instruments of $1.4 million and $63,000, respectively, compared with losses of $1.3 million for both periods in the prior year. The amounts include net losses from the derivatives of W.E.T. Derivative gains and losses stem from W.E.T.’s Cash Related Swap (CRS) contract and portfolio of currency derivative instruments.

Research and Development, Selling, General and Administrative Expenses

The 2012 second quarter results include a year-over-year increase in net research and development expenses of $5.3 million, reflecting a full three months of W.E.T. research and development expenses incurred in this year’s second quarter compared with one and a half months of W.E.T. expenses incurred in last year’s second quarter. Net research and development expenses for the first six months of 2012 were up $12.6 million, reflecting a full six months of W.E.T. research and development expenses incurred the first six months of this year compared with four and a half months of W.E.T. expenses incurred in the year-earlier period.

Selling, general and administrative (SG&A) expenses for this year’s second quarter and first six months increased $6.3 million and $16.9 million, respectively. This was primarily due to a full three and six months of W.E.T. expenses incurred in this year’s second quarter and first six months compared with one and a half months and four and a half months of W.E.T. expenses in the prior year periods. Increases in historical Gentherm SG&A expenses for both periods include expenses to develop a legal strategy to obtain managing control of W.E.T. and expenses related to the Sarbanes-Oxley compliance project for W.E.T. Higher general legal, audit and travel costs, as well as wages and benefits costs resulting from new employee hiring and merit increases also contributed to the increases.

Guidance

The Company expects combined revenues of Gentherm/W.E.T. in the 2012 third quarter to be moderately higher compared with the 2012 second quarter ($136.2 million) and in-line with the Company’s full year forecast. Barring unforeseen economic turbulence including worsening of the European market or unfavorable fluctuations of the Euro exchange rate, 2012 appears to be a strong year for the combined companies. Gentherm is expecting revenue growth for the full year in the range of 10 percent over the combined Gentherm/W.E.T. 2011 revenues (which were $501.2 million on a full year pro-forma basis).

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 10:00 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-2068. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including Adjusted EBITDA and historical Gentherm financial results, may be considered non-GAAP financial measures. Gentherm believes this information is useful to investors because it provides a basis for measuring Gentherm’s available capital resources, the operating performance of Gentherm’s business and Gentherm’s cash flow that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Gentherm’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Gentherm’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Reconciliation between net income and EBITDA is provided in the financial tables at the end of this news release.

About Gentherm

Amerigon Incorporated, doing business as Gentherm (NASDAQ-GS:THRM), is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 5,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-Q for the period ended June 30, 2012, and its Form 10-K for the year ended December 31, 2011; all of which are available free of charge on the SEC’s website at www.sec.gov. Amerigon expressly disclaims any intent or obligation to update any forward-looking statements.

TABLES FOLLOW

AMERIGON INCORPORATED

d/b/a Gentherm

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Product revenues	$136,153	$77,137	$265,679	$112,933
Cost of sales	101,940	57,918	199,017	83,258

Gross margin	34,213	19,219	66,662	29,675
Operating expenses:
Research and development	10,577	4,740	20,778	7,401
Research and development reimbursements	(665)	(154)	(1,107)	(346)

Net research and development expenses	9,912	4,586	19,671	7,055
Acquisition transaction expenses	–	1,426	–	5,180
Selling, general and administrative	15,439	9,183	29,412	12,547

Total operating expenses	25,351	15,195	49,083	24,782

Operating income	8,862	4,024	17,579	4,893
Interest income (expense)	(1,048)	(1,246)	(2,184)	(1,237)
Debt retirement expense	–	(967)	–	(967)
Revaluation of derivatives	(1,423)	(1,269)	(63)	(1,269)
Foreign currency gain	3,289	1,235	2,778	1,406
Other income	239	414	318	470

Earnings before income tax	9,919	2,191	18,428	3,296
Income tax expense	2,911	1,373	5,155	3,144

Net income	7,008	818	13,273	152
Loss (gain) attributable to non-controlling interest	(1,432)	523	(2,819)	523

Net income attributable to Amerigon, Inc.	5,576	1,341	10,454	675
Convertible preferred stock dividends	(1,840)	(2,923)	(4,005)	(2,923)

Net income (loss) attributable to common shareholders	$3,736	$(1,582)	$6,449	$(2,248)

Basic earnings (loss) per share	$0.13	$(0.07)	$0.24	$(0.10)

Diluted earnings (loss) per share	$0.12	$(0.07)	$0.23	$(0.10)

Weighted average number of shares – basic	29,568	22,208	27,023	22,146

Weighted average number of shares – diluted	30,103	22,208	27,641	22,146

MORE-MORE-MORE

AMERIGON INCORPORATED

d/b/a Gentherm

RESULTS EXCLUDING W.E.T.

The following table presents select operations data for the period as reported, amounts for W.E.T. operations and amounts for Gentherm less the W.E.T. amounts representing the historical portion of Gentherm. These historical Gentherm financial results, which are non-GAAP measures, are provided to help shareholders understand Gentherm’s results of operations in light of the 2011 acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

	Three month period ended June 30, 2012 (In Thousands)
	As Reported	Less: W.E.T.	Historical Gentherm
Product revenues	$136,153	$103,000	$33,153
Cost of sales	101,940	78,292	23,648

Gross margin	34,213	24,708	9,505
Gross margin percent	25.1%	24.0%	28.7%
Operating expenses:
Net research and development expenses	9,912	7,591	2,321
Selling, general and administrative expenses	15,439	10,414	5,025
Operating income	8,862	6,703	2,159
Earnings before income tax	9,919	8,337	1,582

	Three month period ended June 30, 2011 (In Thousands)

	As Reported	Less: W.E.T.(1)	Historical Gentherm
Product revenues	$77,137	$45,177	$31,960
Cost of sales	57,918	34,840	23,078

Gross margin	19,219	10,337	8,882
Gross margin percent	24.9%	22.9%	27.8%
Operating expenses:
Net research and development expenses	4,586	2,104	2,482
Acquisition transaction expenses	1,426	-	1,426
Selling, general and administrative expenses	9,183	6,073	3,110
Operating income	4,024	2,160	1,864
Earnings before income tax	9,919	(724)	2,915

(1) Only represents W.E.T.’s results for the period from May 16, 2011, the acquisition date, through June 30, 2011.

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AMERIGON INCORPORATED

d/b/a Gentherm

RESULTS EXCLUDING W.E.T.

The following table presents select operations data for the period as reported, amounts for W.E.T. operations and amounts for Gentherm less the W.E.T. amounts representing the historical portion of Gentherm. These historical Gentherm financial results, which are non-GAAP measures, are provided to help shareholders understand Gentherm’s results of operations in light of the 2011 acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

	Six month period ended June 30, 2012 (In Thousands)

	As Reported	Less: W.E.T.	Historical Amerigon
Product revenues	$265,679	$203,528	$62,151
Cost of sales	199,017	154,159	44,858

Gross margin	66,662	49,369	17,293
Gross margin percent	25.1%	24.3%	27.8%
Operating expenses:
Net research and development expenses	19,671	14,986	4,685
Acquisition transaction expenses	-	-	-
Selling, general and administrative expenses	29,412	20,358	9,054
Operating income	17,579	14,025	3,554
Earnings before income tax	18,428	16,126	2,302

	Six month period ended June 30, 2011 (In Thousands)

	As Reported	Less: W.E.T.(1)	Historical Amerigon
Product revenues	$112,933	$45,177	$67,756
Cost of sales	83,258	34,840	48,418

Gross margin	29,675	10,337	19,338
Gross margin percent	26.3%	22.9%	28.5%
Operating expenses:
Net research and development expenses	7,055	2,104	4,951
Acquisition transaction expenses	5,180	-	5,180
Selling, general and administrative expenses	12,547	6,073	6,474
Operating income	4,893	2,160	2,733
Earnings before income tax	3,296	(724)	4,020

(1) Only represents W.E.T.’s results for the period from May 16, 2011, the acquisition date, through June 30, 2011.

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AMERIGON INCORPORATED

d/b/a Gentherm

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$7,008	$818	$13,273	$152
Add Back:
Income tax expense	2,911	1,373	5,155	3,144
Interest expense (income)	1,048	1,246	2,184	1,237
Depreciation and amortization	7,556	5,490	14,875	5,880
Adjustments:
Acquisition transaction expense	–	1,426	–	5,180
Debt retirement expense	–	967	–	967
Unrealized currency (gain) loss	(2,116)	2,219	(592)	2,208
Unrealized revaluation of derivatives	1,436	1,269	(1,230)	1,269

Adjusted EBITDA	$17,843	$14,808	$33,665	$20,037

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and deferred financing cost amortization, less transaction expenses, debt retirement expenses, unrealized currency (gain) loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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AMERIGON INCORPORATED

d/b/a Gentherm

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,		Future Periods (estimated)

	2012	2011	2012	2011	2012	2013	2014	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$–	$1,426	$–	$5,180	$–	$–	$–	$–
Debt retirement expense	–	967	–	967	–	–	–	–

	–	2,393	–	6,147	–	–	–	–
Non-cash purchase accounting impacts
Customer relationships amortization	$1,947	$1,052	$3,893	$1,052	$7,548	$7,548	$7,548	$46,478
Technology amortization	816	441	1,633	441	3,165	3,165	3,165	9,122
Product development costs amortization	525	122	1,053	122	2,042	2,089	2,089	1,232
Order backlog amortization	–	1,527	–	1,527	–	–	–	–
Inventory fair value adjustment	–	1,151	–	1,151	–	–	–	–

	$3,288	$4,293	$6,579	$4,293	$12,755	$12,802	$12,802	$56,832

Tax effect	(762)	(1,880)	(1,524)	(1,880)	(2,954)	(2,965)	(2,965)	(13,162)

Net Income effect	2,526	4,806	5,055	8,560	9,801	9,837	9,837	43,670
Non-controlling interest effect	(599)	(782)	(1,199)	(782)	(2,338)	(2,346)	(2,346)	(10,415)

Net income available to shareholders effect	$1,927	$4,024	$3,856	$7,778	$7,463	$7,491	$7,491	$33,255

Earnings (loss) per share - difference
Basic	$0.07	$0.18	$0.14	$0.35
Diluted	$0.06	$0.18	$0.14	$0.34
Series C Preferred Stock dividend	$1,840	$2,923	$4,005	$2,923

Earnings (loss) per share - difference
Basic	$0.06	$0.13	$0.15	$0.13
Diluted	$0.06	$0.13	$0.14	$0.13

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AMERIGON INCORATED

d/b/a Gentherm

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$77,294	$23,839
Accounts receivable, less allowance of $2,336 and $1,937, respectively	94,342	82,395
Inventory:
Raw Materials	28,812	29,073
Work in process	2,187	2,497
Finished goods	15,385	14,774

Inventory	46,384	46,344
Derivative financial instruments	1,493	2,675
Deferred income tax assets	9,283	12,732
Prepaid expenses and other assets	16,192	9,685

Total current assets	244,988	177,670
Property and equipment, net	46,342	44,794
Goodwill	23,555	24,245
Other intangible assets	97,983	108,481
Deferred financing costs	2,029	2,441
Derivative financial instruments	6,730	–
Deferred income tax assets	12,967	11,402
Other non-current assets	9,197	8,774

Total assets	$443,791	$377,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$41,130	$42,533
Accrued liabilities	57,172	46,293
Current maturities of long-term debt	15,091	14,570
Derivative financial instruments	3,795	5,101
Deferred tax liabilities	–	3,218

Total current liabilities	117,188	111,715
Pension benefit obligation	3,600	3,872
Other liabilities	1,917	1,862
Long-term debt, less current maturities	45,358	61,677
Derivative financial instruments	14,968	17,189
Deferred tax liabilities	21,694	23,679

Total liabilities	204,725	219,994
Series C Convertible Preferred Stock	36,631	50,098
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 29,584,041 and 23,515,571 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	165,498	80,502
Paid-in capital	24,775	23,489
Accumulated other comprehensive income (loss)	(16,643)	(14,754)
Accumulated deficit	(19,267)	(25,716)

Total Amerigon Incorporated shareholders’ equity	154,363	63,521
Non-controlling interest	48,072	44,194

Total shareholders’ equity	202,435	107,715

Total liabilities and shareholders’ equity	$443,791	$377,807

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AMERIGON INCORPORATED

d/b/a Gentherm

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Operating Activities:
Net income	$13,273	$152
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15,402	6,094
Deferred tax provision	1,081	2,286
Stock compensation	517	631
Defined benefit plan expense	(207)	69
Provision of doubtful accounts	(210)	—
Loss (gain) on revaluation of financial derivatives	(1,039)	1,269
Debt retirement expense	—	967
Loss on equity investment	231	—
Loss on sale of property, plant and equipment	56	—
Excess tax benefit from equity awards	(1,068)	(2,217)
Changes in operating assets and liabilities:
Accounts receivable	(11,248)	(2,853)
Inventory	569	1,258
Prepaid expenses and other assets	(6,891)	368
Accounts payable	(46)	(1,796)
Accrued liabilities	7,187	277

Net cash provided by operating activities	17,607	6,505
Investing Activities:
Purchases of derivative financial instruments	(7,787)	—
Maturities of short-term investments	—	9,761
Purchase of W.E.T. Automotive AG, net of cash acquired	—	(113,432)
Fund restricted cash	—	(472)
Proceeds from the sale of property, plant and equipment	18	—
Purchase of property and equipment	(8,126)	(3,247)
Loan to equity investment	(350)	—
Patent costs	(674)	(717)

Net cash used in investing activities	(16,919)	(108,107)
Financing Activities:
Distribution paid to non-controlling interest	(290)	—
Borrowing of debt	81	137,083
Repayments of debt	(15,403)	(98,859)
Cash paid for financing costs	—	(4,031)
Proceeds from the sale of Series C Convertible Preferred Stock	—	61,941
Proceeds from the sale of embedded derivatives	—	2,610
Excess tax benefit from equity awards	1,068	2,217
Proceeds from public offering of common stock	75,547	—
Cash paid to Series C Preferred Stock Holders	(8,776)	—
Proceeds from sale of W.E.T. equity to non-controlling interest	1,921	—
Proceeds from the exercise of Common Stock options	340	927

Net cash provided by financing activities	54,488	101,888

Foreign currency effect	(1,721)	765

Net increase (decrease) in cash and cash equivalents	53,455	1,051
Cash and cash equivalents at beginning of period	23,839	26,584

Cash and cash equivalents at end of period	$77,294	$27,635

Supplemental disclosure of cash flow information:
Cash paid for taxes	$4,332	$1,108

Cash paid for interest	$2,146	$1,445

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock for Series C Preferred Stock redemption	$7,780	$—

Issuance of Common Stock for Series C Preferred Stock dividend	$1,030	$—

Common stock issued to Board of Directors and employees	$149	$606

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